Exhibit (a)(17)

Central GoldTrust Responds to Misleading, Disparaging and Inaccurate Statements by Sprott; Continues to Recommend that Unitholders REJECT the Sprott Offer, TAKE NO ACTION and DO NOT TENDER Units to the Sprott Offer

(Toronto, ON, August 5, 2015) – Central GoldTrust (“CGT”) (symbol: TSX – GTU.UN (C$) and GTU.U (US$); NYSE MKT – GTU (US$)) today responded to the press release issued by Sprott Asset Management LP and Sprott Physical Gold Trust (collectively, “Sprott”) on August 3, 2015, commenting on the July 31, 2015 decision of the Ontario Superior Court of Justice (Commercial List) (the “Court”). Unfortunately, in their press release, Sprott made a number of misleading, disparaging and inaccurate statements in yet another attempt to deflect Unitholders’ attention away from the deficiencies in Sprott's self-serving offer. The Board of CGT would like to point out certain glaring and significant flaws in Sprott's statements, which appear to purposely omit important facts:

Sprott fails to mention that the Court ruled the Sprott Offer is deficient and cannot proceed without amendments

In their press release, Sprott indicates that the Court dismissed the legal proceedings commenced by CGT and Silver Bullion Trust against Sprott and affirmed the validity of Sprott's May 27, 2015 hostile take-over bid for all outstanding Units of CGT (the “Sprott Offer”). Sprott fails to mention that the Court agreed with CGT that the Sprott Offer deprives Unitholders of their statutory take-over bid withdrawal rights. Sprott also neglects to mention that the Court found that the Powers of Attorney that tendering Unitholders are required to grant to Sprott pursuant to the Letters of Transmittal under the Sprott Offer are so broad that they go beyond approving the Merger Transaction and the redemption of the Units, and in doing so contravene the Securities Act (Ontario). The Court ordered that the Sprott Offer cannot proceed unless Sprott corrects these defects. On August 4, 2015, Sprott filed a Notice of Extension and Variation extending the Sprott Offer until September 18, 2015 and purported to deal with the deficiencies identified by the Court. CGT and its advisors are reviewing the Notice of Extension and Variation to determine whether Sprott has properly addressed these deficiencies and CGT's options moving forward.

The Court DID NOT conclude that there are ANY issues with the independence of CGT’s Trustees. Sprott's disparaging claims against CGT's Trustees are clearly a thinly-veiled attempt to advance their own financial interests and deflect attention away from their own governance issues

Sprott makes a number of disparaging and exaggerated claims concerning the Trustees of CGT, appears to suggest that the Court impugned the independence of the Trustees and attempts to portray the Trustees as having financial interests that conflict with Unitholders. The Court expressly declined to address Sprott's claims regarding the independence of the Trustees. The Trustees have always and will continue to act in the best interests of all Unitholders. Sprott's assertions are nothing more than a thinly-veiled attempt to advance their own financial interests while deflecting attention from their own poor governance structure, their hypocritical claims regarding fee structures and independence, and the self-serving nature of the Sprott Offer. Conveniently, in attacking the financial interests of the Trustees, Sprott fails to mention that Sprott will charge Unitholders approximately 75% higher management fees, which will erode their net asset value (“NAV”). In addition, the consulting arrangement with Ian McAvity is publicly disclosed, is actually with the administrator of Central Fund of Canada, not the administrator of CGT or Silver Bullion Trust, and has nothing to do with CGT or Silver Bullion Trust, contrary to what Sprott suggests. The consulting fees are paid by the administrator of Central Fund of Canada and do not increase the fees paid by Unitholders, which are among the lowest in the industry and are significantly lower than Sprott’s fees.

Sprott’s self-serving actions have deprived Unitholders of the enhanced cash redemption feature, which had been adopted for the benefit and protection of ALL Unitholders

While falsely claiming that the Trustees have taken no steps to address the trading discount of the Units to NAV, Sprott challenged the enhanced 95% cash redemption feature adopted by the Trustees and announced on June 24, 2015, which was expected to offer a number of benefits to Unitholders, including reducing any potential future trading discounts to NAV. Sprott’s transparent and self-serving goal in objecting to the enhanced redemption feature was to strengthen the Sprott Offer, at the expense of CGT Unitholders. Although the Court held that the amended redemption feature was invalid, the Court left open that it could be implemented in the future if the Sprott Offer is defeated or with the support of Unitholders. The Trustees strongly believe that Unitholders should not be deprived of the benefits of the enhanced redemption feature as a result of a self-interested complaint from Sprott, and currently intend to implement this feature as soon as reasonably practicable following the failure of the Sprott Offer or with the support of Unitholders.

Unitholders may read exactly what the Court did and did not conclude. A copy of the Court's decision is available on CGT's website at http://www.gold-trust.com/rejectsprott/courtdecision.

Additional Information and Where to Find It

The Board of Trustees of CGT continues to strongly recommend that Unitholders REJECT the Sprott Offer, TAKE NO ACTION and NOT TENDER their Units to the Sprott Offer. The recommendation is contained in the Trustees’ Circular, which has been filed with Canadian securities regulatory authorities and a solicitation/recommendation statement (which contains the Trustees’ Circular), which has been filed with the Securities and Exchange Commission (“SEC”).  Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by CGT with Canadian securities regulatory authorities since 2003 may be obtained without charge at http://www.sedar.com and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by CGT may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm.

Unitholders who have already tendered their Units to the Sprott Offer can withdraw their Units by contacting their broker or D.F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

About Central GoldTrust

Central GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At August 4, 2015, the Units were 99.3% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the intention of the Trustees of CGT to amend the Declaration of Trust to implement the enhanced 95% cash redemption feature and the preservation of the 90% compulsory acquisition threshold as soon as reasonably practicable following the failure of the Sprott Offer or with Unitholder approval; CGT's consideration of what additional steps, if any, to take arising from the Court's decision; the reasons of the Board of Trustees for recommending to Unitholders the rejection of the Sprott Offer, not taking any action with respect to the Sprott Offer and not tendering any Units to the Sprott Offer; the anticipated costs, risks and uncertainties associated with the Sprott Offer, including any anticipated impacts on bullion security, governance rights, potential tax risks and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of the Sprott Offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under the Sprott Offer; the ability of Sprott to complete the transactions contemplated by the Sprott Offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and their affiliates; and any anticipated future prices of gold and the Units.

CGT cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to CGT’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, CGT does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in CGT’s filings with the Canadian securities regulatory authorities and the SEC.